Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

OF

RICHTECH ROBOTICS INC.

The responsibilities and powers of this Compensation Committee (the “Committee”) as delegated by the Board of Directors (the “Board”) of Richtech Robotics Inc. (the “Company”) are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

The Compensation Committee is appointed by the Board of the Company for the purposes of, among other things, (1) discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers, (2) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans and (3) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 10-K or proxy statement, as applicable.

II. MEMBERSHIP

The Committee shall consist of at least two members of the Board, absent a temporary vacancy, as determined from time to time by the Board. Each member shall be “independent” as such term is defined in the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), except that the Committee may have as one of its members a “non-independent director” under exceptional and limited circumstances pursuant to the exemption under Rule 5605(d)(2)(B) of Nasdaq. At least two of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The members of the Committee shall be appointed by the Board at the first Board meeting practicable following the annual meeting of stockholders with changes allowed from time to time pursuant to the provisions below. Unless a chairman (the “Chairman”) is elected by the Board, the members of the Compensation Committee shall designate a Chairman by majority vote of the full Compensation Committee. The Chairman of the Compensation Committee shall be a member of the Compensation Committee and, if present, shall preside at each meeting of the Compensation Committee. He or she shall advise and counsel with the executives of the Company and shall perform such other duties as may from time to time be assigned to him by the Compensation Committee or the Board.

A Committee member may resign by delivering his or her written resignation to the Chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. If at any time the Committee includes a member who is not a “non employee director” within the meaning of Rule 16b-3 under the Exchange Act, then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code; provided that any such grants shall not be contingent on such ratification.

III. MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than two times a year. Meetings of the Committee shall be called by the Chairman of the Committee or a majority of its members upon such notice as is provided for in the bylaws of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s bylaws. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairman, and designation of a Secretary. At each meeting, the Chairman shall appoint as Secretary a person who may, but need not, be a member of the Committee. A certificate of the Secretary of the Committee or minutes of a meeting of the Committee executed by the Secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken. The Committee minutes shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Chairman of the Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. She or he shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

●	Establish, review and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests.

●	Review and approve the Company’s goals and objectives relevant to the compensation of the executive officers, annually evaluate their performance in light of those goals and objectives and, based on this evaluation, determine the executive officers’ compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the executive officers’ compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to the executive officers’ at comparable companies, and the awards given to the Company’s the executive officers in past years. The executive officers shall not be present during voting and deliberations relating to the executive officers compensation. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.

●	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the executive officers as to the performance and compensation of such senior officers and employees.

●	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock and other equity awards under such plans.

●	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.

●	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

●	Review and approve for the executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

●	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and, based on such review and discussion, determine whether to recommend to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.

●	Provide, over the names of the members of the Committee, the Compensation Committee Report for the Company’s annual report or proxy statement for the annual meeting of stockholders, if required.

●	Conduct an annual performance evaluation of the Committee. In conducting such review, the Committee shall evaluate and address all matters that the Committee considers relevant to its performance, including at least the following: (a) the adequacy, appropriateness and quality of the information received from management or others; (b) the manner in which the Committees recommendations were discussed or debated; (c) whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner; and (d) whether this Charter appropriately addresses the matters that are or should be within its scope.

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of executive officer’s compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s reasonable fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel and other advisors, the Committee must take into consideration factors specified in the Nasdaq listing rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the Committee.

V. REPORTING

The Committee shall report to the Board periodically. The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement. The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

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